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                                                                    EXHIBIT 99.1


                                           Investor Relations:

                                              Morgen-Walke Associates
                                              Gordon McCoun, Eric Boyriven,
                                              Andra Fogel
                                              Media Contact: Eileen King,
                                              Stacey Reed
                                              (212) 850-5600

                       IMPERIAL SUGAR COMPANY ANNOUNCES
                        RECEIVABLES PURCHASE AGREEMENT
              -- $100 Million in Proceeds Used to Reduce Debt --

     SUGAR LAND, TX, July 12, 1999 -- Imperial Sugar Company (AMEX:IHK) today announced that Imperial Securitization Corporation, a wholly-owned subsidiary of the Company, has executed a receivables purchase agreement with Fairway Finance Corporation and Nesbitt Burns Securities Inc. pursuant to a securitization transaction.

     The agreement establishes a five-year, $110 million revolving receivable purchase facility, which allows the Company sell receivables to the subsidiary on a non-recourse basis, and for it to sell from time to time, undivided interests in these receivables to Fairway Finance. Imperial Sugar and its subsidiaries will continue to act as servicer of the receivables.

     James C. Kempner, Chief Executive Officer, commented, "We are very pleased to have entered this agreement, which will reduce our annual interest expense costs by approximately $1.5 million, and will therefore be immediately accretive to earnings. We believe this is a significant step in better managing our cash flow, providing Imperial Sugar with greater financial flexibility for the future, and enhancing shareholder value."

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IHK Announces Receivables Purchase Agreement                           Page 2

     To date, the Company has sold a $100 million undivided interest in its receivables to Fairway Finance. Imperial Sugar has used these proceeds to pay down debt under its senior secured credit facilities.

     Imperial Sugar Company is the largest processor and marketer of refined sugar in the United States and a major distributor to the food service market. The Company markets its products nationally under the Imperial(TM), Dixie Crystals(TM), Spreckels(TM), Pioneer(TM), Holly(TM), Diamond Crystal(TM) and Wholesome Foods(TM) brands.

Statements regarding future market prices, operating results and other statements which are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize cost savings from acquisitions, the available supply of sugar, available quantity and quality of sugar beets and other factors detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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